Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232144

Prospectus Supplement Addendum to the Prospectus Supplement dated August 1, 2019

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

UNIVERSAL WARRANTS

We, Barclays Bank PLC (the “Issuer”), from time to time may offer and sell certain debt securities as part of our Global Medium-Term Notes, Series A program (the “notes”) and universal warrants (together with the notes, the “securities”). This prospectus supplement addendum supplements the accompanying prospectus supplement dated August 1, 2019 (the “prospectus supplement”) and the prospectus dated August 1, 2019 (the “prospectus”). You should read this prospectus supplement addendum, the accompanying prospectus supplement, prospectus, the applicable product supplement(s), if any, the applicable underlying supplement, if any, and the applicable free writing prospectus or pricing supplement carefully before you invest. We refer to any free writing prospectus or pricing supplement relating to the securities as a “pricing supplement” in this prospectus supplement addendum.

Investing in the securities involves risks. We encourage you to read and carefully consider the risk factor summary beginning on page PSA-1 of this prospectus supplement addendum for a summary of the “Risk Factors” section of the prospectus supplement, as well as the risk factors and the other information included or incorporated by reference in the applicable pricing supplement, any applicable product supplement, any applicable underlying supplement, the prospectus supplement and the prospectus, before deciding to invest in the securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this prospectus supplement addendum is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of the Issuer and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Capital Inc. and other entities disclosed in the applicable pricing supplement may solicit offers to subscribe for the securities as our agent. We may also issue securities to any agent as principal for its own account at prices to be agreed upon at the time of subscription. The agents may resell any securities they subscribe for as principal for their own accounts at prevailing market prices, or at other prices, as the agents determine. The applicable pricing supplement will disclose the agent’s discounts and commissions, if any. Unless we or our agent informs you otherwise in the confirmation of sale, the agents may use this prospectus supplement addendum, the accompanying prospectus supplement and prospectus, the applicable product supplement, if any, the applicable underlying supplement, if any, and the applicable pricing supplement, in connection with offers and sales of the securities in market-making transactions.

February 18, 2021

SUMMARY OF RISK FACTORS

Investing in the securities involves risks. Set forth below is a summary of principal risks associated with an investment in the securities. You should refer to the more detailed discussion of these and other risks set forth under “Risk Factors” in the accompanying prospectus supplement, as well as the risk factors and the other information included or incorporated by reference in the applicable pricing supplement, any applicable product supplement, any applicable underlying supplement, the prospectus and, in particular, the risk factors contained in our 2020 Form 20-F. You should not purchase the securities unless you understand and can bear these investment risks.

Risks Relating to the Securities Generally

•	The notes differ from conventional debt securities and may not pay interest or return all of your principal amount.

•	The warrants are subject to significant risks and may expire worthless. For a discussion of risks relating to warrants, please see “Additional Risks Relating to Warrants” on page S-36 in the prospectus supplement.

•	You must rely on your own evaluation of the merits of an investment in the securities.

•	There are no security interests in the securities or other financial instruments or assets held by Barclays Bank PLC.

•	We may sell additional notes at a different issue price.

•	If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount or at a discount to the principal amount.

•	The amounts payable or property deliverable on your securities is not based on the level, value or price of any reference asset at any time other than the specified valuation date or dates.

•	The securities may be subject to an investor fee and other costs.

•	Changes in laws or regulations may affect the market value of the securities and any amounts payable or property deliverable on your securities.

•	Securities that we may call or redeem (automatically or otherwise) may be subject to reinvestment risk and may be called or redeemed at our sole discretion. For a discussion of risks relating to such securities, please see “Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise)” on page S-20 in the prospectus supplement.

•	Securities payable in a currency other than U.S. dollars may be subject to the potential unavailability of non-U.S. currencies and currency exchange risk. For a discussion of risks relating to such securities, please see “Additional Risks Relating to Securities Payable in a Currency Other Than U.S. Dollars” on page S-35 in the prospectus supplement.

•	The U.S. federal income tax consequences of an investment in certain securities are uncertain.

Risks Relating to the Issuer

•	The securities are subject to the credit risk of Barclays Bank PLC, are not insured against loss by any third parties and are not insured by the FDIC. A downgrade of the rating assigned by any credit rating agency to Barclays Bank PLC or to the securities could adversely affect the liquidity or market value of the securities.

•	Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities.

•	Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	If the securities are not listed on a national securities exchange, the securities are intended to be held to maturity or to the relevant exercise date or period, as applicable. There may not be any secondary market for your securities. If any secondary market for the securities develops, the securities may trade only during regular trading hours in the United States.

•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.

•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and the secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.

PSA-1

•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

•	The price at which you will be able to sell your securities prior to the maturity date or prior to the relevant exercise date or period, as applicable, will depend on a number of factors and may be substantially less than the amount you had originally invested.

Risks Relating to Conflicts of Interest

•	We and our affiliates, and any agent or dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

•	You will be bound by the determinations made by the calculation agent.

•	The calculation agent may postpone the determination of any amounts payable or property deliverable on the securities if a market disruption event occurs.

•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments or, in some circumstances, to accelerate the securities.

•	The calculation agent may replace a reference asset, make other adjustments or, in some circumstances, accelerate the securities in response to certain events affecting that reference asset.

Risks Relating to the Reference Assets

•	Price or other movements in a reference asset and its components are unpredictable. The historical or hypothetical historical performance of a reference asset is not an indication of its future performance.

•	Actions by a sponsor or issuer of any reference asset or its components may adversely affect the securities. You have no recourse to the sponsor or issuer of any reference asset or any of its components.

•	Securities based on a basket composed of more than one reference asset may not reflect the performance of any market sector, may be subject to concentration risk and may be adversely affected by the correlation (or lack of correlation) or relative weights among the basket components. For a discussion of risks relating to such securities, please see “Additional Risks Relating to Securities Based on a Basket Composed of More Than One Reference Asset” on page S-21 in the prospectus supplement.

•	Securities based on the performance of the least or best performing reference asset do not benefit from the performance of the other reference assets, are subject to the market risk of each reference asset and are subject to greater risk than securities linked to only one reference asset. For a discussion of risks relating to such securities, please see “Additional Risks Relating to Securities Based on a Basket Composed of More Than One Reference Asset” on page S-21 in the prospectus supplement.

•	Securities with reference assets that are equity securities, indices of equity securities or exchange-traded funds that hold equity securities may be subject to risks associated with the domestic and/or international equity markets represented by those reference assets. For a discussion of risks relating to such securities, please see “Additional Risks Relating to Securities Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities” on page S-22 in the prospectus supplement.

•	Securities with reference assets that are commodities, commodity futures contracts, indices of commodities or exchange-traded funds that hold commodities may be subject to risks associated with highly volatile commodity prices, futures contracts, commodity markets, futures markets and changes in law or regulation. For a discussion of risks relating to such securities, please see “Additional Risks Relating to Securities with Reference Assets That Are Commodities, Commodity Futures Contracts, Indices of Commodities or Exchange-Traded Funds That Hold Commodities” on page S-26 in the prospectus supplement.

•	Securities with reference assets that are currencies, indices of currencies or exchange-traded funds that hold currencies may be subject to risks associated with currency markets, foreign exchanges and sovereign governments. For a discussion of risks relating to such securities, please see “Additional Risks Relating to Securities with Reference Assets That Are Currencies, Indices of Currencies or Exchange-Traded Funds That Hold Currencies” on page S-31 in the prospectus supplement.

•	Notes with a reference asset that is a floating interest rate, an index containing floating interest rates or based in part of a floating interest rate are subject to interest rate volatility and may be subject to an interest rate as low as zero. For a discussion of risks relating to such notes, please see “Additional Risks Relating to Notes with a Reference Asset That Is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate” on page S-33 in the prospectus supplement.

PSA-2